UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 29, 2021
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Endo International plc
(Exact name of registrant as specified in its charter)
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Ireland	001-36326	68-0683755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road
Ballsbridge, Dublin 4,	Ireland	Not Applicable
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code 011-353-1-268-2000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	ENDP	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Vice President, Global Research and Development

On April 29, 2021, Endo Ventures Limited (the “Company”) an indirect, wholly-owned subsidiary of Endo International plc (“Endo”) entered into an executive employment agreement (the “Employment Agreement”) with George Apostol, Endo’s Executive Vice President, Global Research and Development. Under the Employment Agreement, Dr. Apostol is entitled to an annual base salary of EUR 487,520 and he is eligible to receive a target annual cash bonus of 55% of his base salary.

During his employment term, Dr. Apostol is also eligible to receive long-term incentive compensation, which may be subject to the achievement of certain performance targets set by the Compensation & Human Capital Committee of Endo’s Board of Directors (the “Compensation Committee”). Beginning with grants made in 2022, Dr. Apostol is eligible to receive long-term incentive compensation awards with a targeted grant date fair market value (as determined in the sole discretion of the Compensation Committee) equal to 200% of his base salary. Notwithstanding the foregoing, to the extent the shares available under Endo’s shareholder approved incentive plans are insufficient to make such grant (after taking into account the totality of grants to be made by Endo in a given year), in the Compensation Committee’s sole discretion, all or a portion of the long-term incentive compensation may be issued in the form of a cash-based award on terms determined by the Compensation Committee. During the employment term, the Company will provide Dr. Apostol with employee benefits, including participation in any pension scheme, life insurance and disability coverage provided to similarly situated executives of the Company. In addition, the Company will pay Dr. Apostol EUR 23,000 gross per annum for the purposes of obtaining and maintaining a policy of health insurance for himself and his family. The Company will provide Dr. Apostol with a monthly allowance of up to EUR 3,000, net of applicable taxes, to allow Dr. Apostol to rent a dwelling in Ireland during the employment term.

The Employment Agreement also provides that in the event of a termination of Dr. Apostol’s employment by the Company without Cause or by Dr. Apostol for Good Reason (as these terms are defined in the Employment Agreement), Dr. Apostol will be entitled to the following benefits, subject to his execution of a release of claims: a pro rata bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants; a payment equal to two times the sum of Dr. Apostol’s base salary and target bonus; and the value of the premia for two years of any health, death in service and income protection policies in which Dr. Apostol (and his dependents, if applicable) was eligible to participate as of the termination date.
The Employment Agreement also contains a twelve month non-solicitation covenant, a six month non-competition covenant, a non-disparagement covenant and a covenant providing for cooperation by Dr. Apostol in connection with any investigations and/or litigation.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Employment Agreement a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Number	Description
10.1	Executive Employment Agreement between Endo Ventures Limited and George Apostol, effective April 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer and Company Secretary
Dated: April 29, 2021